UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ALBEMARLE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE

OF

ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of shares of common stock of Albemarle Corporation (“Company” or “Albemarle”) will be held at the Pavilion at the Company’s principal executive offices, 330 South Fourth Street, Richmond, Virginia, on Wednesday, March 31, 2004, at 11:00 A.M., Eastern Standard Time, for the following purposes:

1.	To elect a Board of Directors to serve for the ensuing year;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 2004; and

3.	To conduct any other business properly raised at the meeting.

Holders of shares of Albemarle common stock of record at the close of business on February 13, 2004, will be entitled to vote at the meeting.

You are requested to complete, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the meeting. A postage-paid return envelope is enclosed for your convenience.

If you are present at the meeting, you may vote in person even if you already have sent in your proxy.

Seating at the meeting will be on a first-come, first-served basis. To ensure that you have a seat, please arrive early. Refreshments will be served prior to the start of the meeting.

By Order of the Board of Directors

Luther C. Kissam, IV, Secretary

February 27, 2004

PROXY STATEMENT

For Annual Meeting Of Shareholders

Albemarle Corporation

To be held March 31, 2004

Approximate date of mailing—February 27, 2004

Q:	Who is asking for my vote and why are you sending me this document?

A:	The Board of Directors asks that you vote on the matters listed in the Notice of Annual Meeting, which are more fully described in this proxy statement.

The Company is providing this proxy statement and related proxy card to shareholders of the Company in connection with the solicitation by the Board of Directors of proxies to be voted at the meeting. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Floyd D. Gottwald, Jr., Seymour S. Preston III and William M. Gottwald have been designated as proxies for the 2004 annual meeting.

Q:	Who is eligible to vote?

A:	You may vote if you owned shares of Albemarle common stock on February 13, 2004, the date established by the Board of Directors under Virginia law for determining shareholders entitled to notice of and to vote at the meeting. On the record date, there were outstanding 41,419,000 shares of Albemarle common stock. Each share of Albemarle common stock is entitled to one vote.

Q:	What will I be voting on at the meeting?

A:	You will be voting on the following matters:

•	Election of 10 directors.

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004.

•	Any other business properly raised at the meeting.

Q:	What vote is needed to elect directors?

A:	The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Albemarle common stock voted in the election of directors.

Q:	What vote is needed to ratify the appointment of PricewaterhouseCoopers?

A:	The ratification of the appointment of PricewaterhouseCoopers requires that the votes cast in favor of the ratification exceed the number of votes cast opposing the ratification.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board of Directors recommends that shareholders vote “FOR” all of the nominees for director and “FOR” the ratification of PricewaterhouseCoopers.

Q:	How do I vote?

A:	You may vote by

•	attending the meeting and voting in person or

•	completing, signing, dating and returning the enclosed proxy card in the self-addressed, stamped envelope provided.

Even if you plan to attend the meeting, the Company encourages you to vote your shares by proxy.

Q:	Can I change or revoke my vote?

A:	Any shareholder giving a proxy may change or revoke it at any time before it is voted at the meeting. A proxy can be changed or revoked by

•	delivering a later dated proxy, or written notice of revocation, to the Secretary of the Company or

•	appearing at the meeting and voting in person.

Attendance at the meeting will not itself revoke a proxy.

Q:	What if I do not specify a choice for a matter when returning a proxy?

A:	Shareholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, it is intended that all proxies that are signed and returned will be voted “FOR” the election of all nominees for director and “FOR” the ratification of the appointment of PricewaterhouseCoopers.

Q:	Will my shares be voted if I do not provide my proxy?

A:	It will depend on how your ownership of shares of Albemarle common stock is registered. If you own your shares as a registered holder, which means that your shares of Albemarle common stock are registered in your name, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement, which is explained below. If a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own your shares of Albemarle common stock in street name, which means that your shares are registered in the name of your broker, your shares may be voted even if you do not provide your broker with voting instructions. Brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

The election of directors and the ratification of the designation of PricewaterhouseCoopers as independent auditors of the Company are considered routine matters for which brokerage firms may vote unvoted shares. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

Q:	Are abstentions and broker non-votes counted?

A:	Abstentions, broker non-votes and, with respect to the election of directors, withheld votes will not be included in the vote totals and will not affect the outcome of the vote.

Q:	What constitutes a quorum for the meeting?

A:	In order for the meeting to be conducted, a majority of the outstanding shares of Albemarle common stock as of the record date must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and shares of record held by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Q:	Where can I find the results of the annual meeting?

A:	The Company intends to announce preliminary voting results at the annual meeting and publish final results in the Company’s Quarterly Report on Form 10-Q for the first quarter of 2004.

Q:	Where can I find the Company’s corporate governance materials?

A:	The Company’s Corporate Governance Guidelines, Code of Conduct and the charters of the Audit, Executive Compensation, and Nominating and Governance Committees are available on the Company’s Internet website at http://www.albemarle.com, Investor Information, Corporate Governance and are available in print to any shareholder upon request by contacting the Company’s investor relations department as described in “—How can I obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003?” below.

Q:	How do I communicate with the Board of Directors?

A:	Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of the Board or a specified individual member of the Board in writing by mail at Albemarle Corporation, 330 South Fourth Street, Richmond, Virginia 23219, Attention: Chairman of the Nominating and Governance Committee or by electronic mail at nominating_governance_chair@albemarle.com. The Chairman of the Nominating and Governance Committee and his or her duly authorized agents are responsible for collecting and organizing shareholder communications. Absent a conflict of interest, the Chairman of the Nominating and Governance Committee is responsible for evaluating the materiality of each shareholder communication and determining whether further distribution is appropriate, and, if so, whether to (i) the full Board, (ii) one or more committee members, (iii) one or more Board members and/or (iv) other individuals or entities.

Q:	Who pays for the solicitation of proxies?

A:	The Company will pay for the cost of the solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone by employees of the Company. The Altman Group, Inc. has been engaged to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians. The Company will pay that firm $5,000 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters.

Q:	How can I obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003?

A:	A copy of the Company’s Annual Report on Form 10-K is enclosed.

The Company will provide without charge to each person to whom this proxy statement has been delivered, on the request of any such person, additional copies of the Company’s Annual Report on Form 10-K, including the financial statements and financial statement schedules. Requests should be directed to the Company’s investor relations department as described below:

Albemarle Corporation
330 South Fourth Street
Richmond, Virginia 23219
Attention: Investor Relations
Telephone: (804) 788-6091

A list of the exhibits to the Annual Report on Form 10-K, showing the cost of each, will be delivered with a copy of the Annual Report on Form 10-K. Any of the exhibits listed will be provided upon payment of the charge noted on the list.

ELECTION OF DIRECTORS

The Nominating and Governance Committee has recommended to the Board of Directors, and the Board of Directors has approved, the persons named below as nominees for election to the Board of Directors. Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as the Board of Directors may designate). Each of the nominees presently serves as a director. The Board of Directors has no reason to believe that any of the nominees will be unavailable.

Mark C. Rohr; age 52; director since 2001; President and Chief Executive Officer since October 1, 2002, having previously served as President and Chief Operating Officer of the Company from January 1, 2000 through September 30, 2002, and Executive Vice President of the Company from March 22, 1999 through December 31, 1999, and Senior Vice President, Specialty Chemicals, of Occidental Chemical Corporation (chemical manufacturer with interests in basic chemicals, vinyls, petrochemicals and specialty products and subsidiary of Occidental Petroleum Corporation) prior thereto.

Lloyd B. Andrew; age 80; director since October 1, 2002, having previously served as a director from 1994 through 1995; consultant, having previously served as Chief Financial Officer and Executive Vice President of Ethyl Corporation from 1984 through 1989 (developer and manufacturer of petroleum additives products).

Charles E. Stewart; age 68; director since 1997; consultant, having been a partner of BTC Partners LLP (investment and acquisitions consultants) from June 1996 through June 1999 and having previously served as Executive Vice President of Occidental Chemical Corporation.

William M. Gottwald; age 56; director since 1999; Chairman of the Board of Directors of the Company since March 28, 2001, having previously served as Vice President, Corporate Strategy, of the Company. Other directorship: Tredegar Corporation.

Seymour S. Preston III; age 70; director since 1996; President of The Millrace Group (consulting services), having previously served as Chairman of the Board and Chief Executive Officer of AAC Engineered Systems, Inc. (manufacturer of centrifugal deburring and finishing machinery) from December 1994 through August 2003. Other directorship: Tufco Technologies Inc.

John Sherman, Jr.; age 58; director since September 24, 2003; Vice Chairman of Scott & Stringfellow, Inc. (regional brokerage) since October 1, 2002, having previously served as President and Chief Executive Officer of Scott & Stringfellow prior thereto. Other directorship: Anthem, Inc.

Floyd D. Gottwald, Jr.; age 81; director since 1994; Vice Chairman of the Board and Chairman of the Executive Committee of the Company since October 1, 2002, having previously served as Chairman of the Executive Committee and Chief Executive Officer of the Company from March 28, 2001 through September 30, 2002, and Chairman of the Board and Executive Committee and Chief Executive Officer of the Company prior thereto. Other directorship: Tredegar Corporation.

Richard L. Morrill; age 64; director since 2002; Chancellor and Distinguished University Professor of Ethics and Democratic Values—University of Richmond since July 1, 1998, having previously served as President of the University of Richmond. Other directorship: Tredegar Corporation.

Anne Marie Whittemore; age 58; director since 1996; Partner of McGuireWoods LLP (law firm). Other directorships: Owens & Minor, Inc. and T. Rowe Price Group, Inc.

John D. Gottwald; age 49; director since 1994; Chairman of the Board of Tredegar Corporation (global manufacturer of plastic films and aluminum extrusions) since September 11, 2001, having previously served as President and Chief Executive Officer of Tredegar Corporation from 1989 through September 10, 2001. Other directorship: Tredegar Corporation.

The Board recommends that shareholders vote “FOR” all of the nominees listed above.

Board of Directors

The Company is managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. The Corporate Governance Guidelines are available on the Company’s Internet website at http://www.albemarle.com, Investor Information, Corporate Governance.

Independence of Directors

The Board of Directors has determined that the following directors are “independent” within the listing standards of the New York Stock Exchange, the exchange on which shares of Albemarle common stock are listed, and the independence standards of the Company’s Corporate Governance Guidelines, which are set forth below: Andrew, Morrill, Preston, Sherman, Stewart and Whittemore.

As set forth in the Company’s Corporate Governance Guidelines, in order for a director to be considered “independent” by the Board, he or she must (1) be free of any relationship that, applying the rules of the New York Stock Exchange, would preclude a finding of independence and (2) not have any material relationship (either directly or as a partner, shareholder or officer of an organization) with the Company or any of its affiliates or any executive officer of the Company or any of its affiliates. In evaluating the materiality of any such relationship, the Board of Directors takes into consideration whether disclosure of the relationship would be required by the proxy rules under the Securities Exchange Act of 1934. If disclosure of the relationship is required, the Board of Directors must make a determination that the relationship is not material as a prerequisite to finding that the director is “independent.”

Board Meetings

The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring Board approval, and may hold special meetings between scheduled meetings when appropriate. During 2003, the Board held six meetings. During 2003, each of the directors attended at least 93% of the aggregate of (1) the total number of meetings of all committees of the Board on which the director then served and (2) the total number of meetings of the Board of Directors, with each of the directors attending 100% of the meetings of the Board of Directors.

Meetings of Non-Management Directors; Presiding Director

Executive sessions of the non-management members of the Board of Directors were held immediately following each regularly scheduled Board meeting in 2003. The Board of Directors has appointed the Chairman of the Nominating and Governance Committee to preside at the executive session of the non-management directors, as provided in the Company’s Corporate Governance Guidelines. Shareholders and other interested persons may contact the Chairman of the Nominating and Governance Committee or the non-management members of the Board of Directors as a group through the method described in “Questions and Answers—How do I communicate with the Board of Directors?” on page 2.

Attendance at Annual Meeting

As set forth in the Company’s Corporate Governance Guidelines, the Company expects all directors to attend the annual meeting of shareholders each year. All directors attended last year’s annual meeting of shareholders.

Director Continuing Education

The Company encourages directors to attend director continuing education programs. In conjunction with the meeting of the Board of Directors held in June 2003, the Company hosted a continuing education program sponsored by the Duke University Directors’ Education Institute and Winston & Strawn that was attended by the directors. The program covered the following topics: the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission and New York Stock Exchange promulgated in response thereto, board independence and risk management.

Committees of the Board

The Board of Directors has established various committees to assist it with the performance of its responsibilities. These committees and their current members are described below.

Executive Committee

The Company’s Executive Committee currently consists of Floyd D. Gottwald, Jr. (Chairman), Mark C. Rohr and William M. Gottwald. The Executive Committee acts not only as the Executive Committee of the Board of Directors but also as the Company’s principal management committee. During 2003, the Executive Committee met on six occasions as the Executive Committee of the Board of Directors.

Audit Committee

Sherman (Chairman), Preston and Stewart currently serve on the Company’s Audit Committee, which operates under a written charter adopted by the Board of Directors, which is attached as Annex A to this proxy statement and is available on the Company’s Internet website. See “Questions and Answers—Where can I find the Company’s corporate governance materials?” on page 2. During 2003, the Audit Committee met on nine occasions. The Board of Directors has determined that the members of the Audit Committee are “independent” within the meaning of the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 and the rules thereunder, as incorporated into the listing standards of the New York Stock Exchange, and the independence standards of the Company’s Corporate Governance Guidelines. The Board of Directors has also determined that each of Sherman and Preston is an “audit committee financial expert,” as that term is defined in the rules promulgated by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002. For a description of the Audit Committee’s function, see the Audit Committee Report beginning on page 17.

Executive Compensation Committee

Morrill (Chairman), Preston, Sherman and Whittemore currently serve as the Company’s Executive Compensation Committee, which operates under a written charter adopted by the Board of Directors, which is available on the Company’s Internet website. See “Questions and Answers—Where can I find the Company’s corporate governance materials?” on page 2. The Board of Directors has determined that all of the members of the Executive Compensation Committee are “independent” within the meaning of the listing standards of the New York Stock Exchange and the independence standards of the Company’s Corporate Governance Guidelines. During 2003, the Executive Compensation Committee met on eight occasions. This committee approves the salaries of executive-level employees. It also approves bonus awards, certain consultant agreements and initial salaries of new executive-level personnel and may grant stock options, stock appreciation rights (“SARs”), performance units, restricted stock and incentive awards under the Company’s 2003 Incentive Plan (the “2003 Plan”). For a description of the objectives of the Company’s executive compensation program, see the Executive Compensation Committee Report beginning on page 14.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Stewart (Chairman), Morrill and Whittemore, and operates under a written charter adopted by the Board of Directors, which is available on the Company’s Internet website. See “Questions and Answers—Where can I find the Company’s corporate governance materials?” on page 2. The Board of Directors has determined that all of the members of the Nominating and Governance Committee are “independent” within the meaning of the listing standards of the New York Stock Exchange and the independence standards of the Company’s Corporate Governance Guidelines. During 2003, this committee met on five occasions. The primary purposes and responsibilities of the Nominating and Governance Committee are (1) to identify individuals qualified to become directors, consistent with the criteria approved by the Board and described in the Corporate Governance Guidelines, (2) to recommend to the Board the selection of nominees for election to the Board of Directors, (3) to recommend to the Board the individual directors to serve on the committees of the Board and (4) to recommend to the Board corporate governance guidelines and oversee related governance matters.

Director Candidate Recommendations and Nominations By Shareholders.    The Nominating and Governance Committee’s Charter provides that the Nominating and Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Nominating and Governance Committee through the method described in “Questions and Answers—How do I communicate with the Board of Directors?” on page 2. In addition, in accordance with the Company’s bylaws, any shareholder entitled to vote for the election of directors may nominate persons for election to the Board of Directors if such shareholder complies with the procedures set forth in the bylaws and summarized in “Shareholder Proposals” on page 19.

Nominating and Governance Committee Process For Identifying and Evaluating Director Candidates.    The Nominating and Governance Committee evaluates all director candidates in accordance with the director qualification standards described in the Corporate Governance Guidelines. The Nominating and Governance Committee evaluates any candidate’s qualifications to serve as a member of the Board based on the background and expertise of individual Board members as well as the background and expertise of the Board as a whole. In addition, the Nominating and Governance Committee will evaluate a candidate’s independence and his or her background and expertise in the context of the Board’s needs. There are no differences in the manner in which the committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Nominating and Governance Committee did not receive any recommendations from any shareholders in connection with the annual meeting.

Compensation of Directors

Retainer and Stock Compensation

In 2003, outside directors were paid (a) $1,200 for attendance at each Board meeting (b) $1,000 for attendance at each meeting of a committee of the Board of which he or she was a member, and (c) $600 for attendance at each telephonic committee meeting. In addition, during the first three quarters of 2003, each such director was paid a quarterly retainer fee of $7,000. During the fourth quarter of 2003, each director was paid a retainer fee of $14,000. Employee members of the Board of Directors were not paid separately for service on the Board or its committees.

During each of the first two quarters of 2003, pursuant to the Non-Employee Directors’ Stock Compensation Plan (the “Stock Compensation Plan”), the Company purchased on the open market, and awarded to each non-employee director, that number of whole shares of Albemarle common stock, when multiplied by the closing price of common stock on the immediately preceding business day, as reported in The Wall Street Journal, which as nearly as possible equaled, but did not exceed, $7,000. The shares of Albemarle common stock awarded under the Stock Compensation Plan are nonforfeitable, and the recipient directors immediately and fully vest in Albemarle common stock issued under the Stock Compensation Plan. Subject only to such limitations on transfer as may be required by applicable securities laws, directors may sell the shares received under the Stock Compensation Plan at any time.

At its June 25, 2003 meeting, the Board approved a resolution to terminate the Stock Compensation Plan. For the third quarter 2003, the Company purchased on the open market, and awarded to each non-employee director, that number of whole shares of Albemarle common stock, when multiplied by the closing price of common stock on the immediately preceding business day, as reported in The Wall Street Journal, which as nearly as possible equaled, but did not exceed, $7,000. Directors did not receive any stock compensation in the fourth quarter 2003 and will not receive any stock compensation in 2004.

Stock Ownership Requirements

At its November 19, 2003 meeting, the Board of Directors revised its policy for stock ownership by its non-employee directors. Pursuant to this policy, effective January 1, 2003, all non-employee directors are to achieve ownership of Albemarle common stock equal to 5,000 shares, or $150,000 value, after five years of service as a director.

Retirement Compensation

Any director who became a member of the Board on or before October 27, 1999 and retires from the Board after age 60 with at least five years’ service on the Board will receive, commencing with retirement from the Board, $12,000 per year for life, payable in quarterly installments. The service and age at retirement requirements for this benefit may be waived in certain circumstances with the commencement of the benefit no earlier than age 60. Any director who became a member of the Board on or before October 27, 1999 and retires under other circumstances will receive $12,000 per year, payable in quarterly installments, commencing no earlier than age 60, for a period not to exceed his years of service on the Board. The payment period limitation on this benefit may be waived in certain circumstances. Such retirement payments to former directors may not commence and may be discontinued under certain circumstances. Retirement benefits are not available to any director who became a member of the Board after October 27, 1999.

Deferred Compensation

Non-employee directors may defer, in 10% increments, all or part of their retainer fee and/or meeting fees into either a deferred cash account or a deferred stock account (the “Deferred Compensation Plan”), or a percentage of the fees into each of the accounts, both of which are unfunded and maintained for record-keeping purposes only. Distributions under the Deferred Compensation Plan will be paid in a single sum unless the participant specifies installment payments over a period up to 10 years. Unless otherwise elected by the participant, distributions will begin on February 15 following the participant’s attainment of age 65 or ceasing to be a director. The maximum aggregate number of shares of Albemarle common stock that may be awarded under the Deferred Compensation Plan is 100,000 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

William M. Gottwald, a director and Chairman of the Board of the Company, and John D. Gottwald, a director of the Company, are sons of Floyd D. Gottwald, Jr., a director and Vice Chairman of the Board and Chairman of the Executive Committee of the Company. The members of the family of Floyd D. Gottwald, Jr. may be deemed to be control persons of the Company.

The law firm of McGuireWoods LLP provided legal services to the Company from time to time through April 2003. Anne Marie Whittemore, a director of the Company, is a partner of McGuireWoods. The Company no longer uses McGuireWoods for any legal services.

SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of the forms required by Section 16(a) of the Exchange Act that have been received by the Company, the Company believes there has been compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of Albemarle common stock, except that the Initial Statement of Beneficial Ownership on Form 3 for William B. Allen, Jr., Corporate Controller, was filed late.

STOCK OWNERSHIP

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Company, was the beneficial owner, as of December 31, 2003, of more than 5% of the outstanding voting shares of the Company.

Title of Class	Name and Address of Beneficial Owners	Number of Shares	Percent of Class
Common Stock	Floyd D. Gottwald, Jr., William M. Gottwald, John D. Gottwald and James T. Gottwald 330 South Fourth Street Richmond, Virginia 23219	9,077,278(a)(b)(c)	21.93%

(a)	As of December 31, 2003, Floyd D. Gottwald, Jr. and his adult sons, William M. Gottwald, John D. Gottwald and James T. Gottwald, had sole voting and investment power over all of the shares disclosed, except 3,932,647 shares held by their respective wives, children and in certain trust relationships as to which they disclaim beneficial ownership. As of December 31, 2003, Floyd D. Gottwald, Jr. beneficially owned 4,774,839 shares (11.60%) of Albemarle common stock, and William M. Gottwald, John D. Gottwald and James T. Gottwald beneficially owned 2,863,609 shares (6.92%), 2,359,853 shares (5.73%) and 2,289,962 shares (5.56%), respectively, of Albemarle common stock. The overlap in beneficial ownership caused by certain shared trust relationships has been eliminated in calculating the 9,077,278 shares listed above. This overlap, however, has not been eliminated in calculating the amount and percentage of outstanding voting shares of the Company beneficially owned by each of William M. Gottwald, John D. Gottwald and James T. Gottwald. Floyd D. Gottwald, Jr. and his adult sons have no agreement with respect to the acquisition, retention, disposition or voting of Albemarle common stock.

(b)	This amount includes any shares held by Merrill Lynch Trust Company (“Merrill Lynch”) as Trustee under the Company’s savings plan (the “Albemarle Savings Plan”) for the benefit of William M. Gottwald. This amount does not include shares held by the Trustee of the Albemarle Savings Plan for the benefit of other employees. Floyd D. Gottwald, Jr. is not eligible to participate in the Albemarle Savings Plan. Shares held under the Albemarle Savings Plan are voted by the Trustee in accordance with instructions solicited from employees participating in the Albemarle Savings Plan. If a participating employee does not give the Trustee voting instructions, his or her shares generally are voted by the Trustee in accordance with the Board of Directors’ recommendations to the shareholders. Because Floyd D. Gottwald, Jr., William M. Gottwald and John D. Gottwald are directors and/or executive officers and, together with James T. Gottwald, among the largest shareholders of the Company, they may be deemed to be control persons of the Company and to have the capacity to control any such recommendation of the Board of Directors.

(c)	This amount does not include any shares held by Frank Russell Trust Company, Tacoma, Washington, as Trustee under the Tredegar Corporation Retirement Savings Plan (the “Tredegar Savings Plan”). It also does not include shares held by Merrill Lynch as Trustee under the savings plan of Ethyl Corporation (the “Ethyl Savings Plan”) for the benefit of employees of Ethyl Corporation. Shares held under the Tredegar Savings Plan and the Ethyl Savings Plan are voted by the Trustees in accordance with instructions solicited from each participating employee. With respect to shares of Albemarle common stock, if a participating employee does not give the Trustees voting instructions, his or her shares generally are voted by the Trustees in accordance with the recommendations of Albemarle’s Board of Directors to its shareholders. Because Floyd D. Gottwald, Jr., William M. Gottwald and John D. Gottwald are directors and/or executive officers and, together with James T. Gottwald, among the largest shareholders of Albemarle, they may be deemed to have the capacity to control any such recommendation of the Board of Directors.

Directors and Executive Officers

The following table sets forth as of December 31, 2003, the beneficial ownership of Albemarle common stock by all directors of the Company, the Chief Executive Officer and the four other executive officers named in the Summary Compensation Table, and all directors and executive officers of the Company as a group.

Name of Beneficial Owner or Number of Persons in Group	Number of Shares with Sole Voting and Investment Power[1]	Number of Shares with Shared Voting and Investment Power	Total Number of Shares	Percent of Class[2]
Lloyd B. Andrew	10,787	—	10,787
E. Whitehead Elmore	334,374	—	334,374
Floyd D. Gottwald, Jr.	1,079,469	3,695,370[3]	4,774,839	11.60%
John D. Gottwald	706,438	1,653,415[4]	2,359,853	5.73%
William M. Gottwald	1,076,696	1,786,913[5]	2,863,609	6.92%
Richard L. Morrill	2,923	—	2,923
Seymour S. Preston III	14,081	—	14,081
Paul F. Rocheleau	2,613	—	2,613
Mark C. Rohr	157,761		157,761
John Sherman, Jr.	5,000	—	5,000
Charles E. Stewart	9,586		9,586
Anne Marie Whittemore	6,072	—	6,072
Directors and executive officers as a group (21 persons)[6]	3,816,994	5,527,636	9,344,630	22.33%

[1]	The amounts in this column include shares of Albemarle common stock with respect to which certain persons had the right to acquire beneficial ownership within 60 days of December 31, 2003: Floyd D. Gottwald, Jr.: 78,083 shares; William M. Gottwald: 155,116 shares; Elmore: 105,462 shares; Rohr: 140,666 shares; and directors and executive officers as a group: 691,256 shares.

[2]	Except as indicated, each person owns less than 1% of Albemarle common stock.

[3]	Floyd D. Gottwald, Jr. disclaims beneficial ownership of all 3,695,370 of such shares.

[4]	John D. Gottwald disclaims beneficial ownership of all 1,653,415 of such shares. The 1,653,415 shares include 1,593,050 shares of Albemarle common stock that John D. Gottwald may be deemed to own beneficially. Such shares constitute his interest as beneficiary of a trust of which he is a co-trustee.

[5]	William M. Gottwald disclaims beneficial ownership of all 1,786,913 of such shares. The 1,786,913 shares include 1,593,050 shares of Albemarle common stock that William M. Gottwald may be deemed to own beneficially. Such shares constitute his interest as beneficiary of a trust of which he is a co-trustee.

[6]	John D. Gottwald and William M. Gottwald share voting and investment power for 1,608,062 shares of Albemarle common stock. This overlap in beneficial ownership has been eliminated in calculating the number of shares and percentage of the class owned by the Company’s directors and executive officers as a group.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information relating to total compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the “Named Officers”) for each of the fiscal years ended December 31, 2003, 2002 and 2001.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Awards Options/ SARs	Payouts LTIP Payouts	All Other Compensation

Mark C. Rohr	2003	$600,000	$90,000	$—	$—	75,000	$89,970[5]	$30,000[6]
President and Chief	2002	500,000	175,000	—	—	100,000	—	22,542[6]
Executive Officer[1]	2001	391,667	93,800[2]	—	—	225,000[3]	70,350[4]	19,583[6]

Floyd D. Gottwald, Jr.	2003	$300,000	$45,000	$—	$—	25,000	$134,955[5]	$15,000[8]
Vice Chairman of the	2002	520,850	170,000	—	—	50,000	—	26,042[8]
Board and Chairman of the Executive	2001	491,667	117,250[2]	—	—	90,000[3]	175,875[4]	24,583[8]
Committee[7]

Paul F. Rocheleau	2003	$350,004	$50,000	$—	$—	35,000	$—	$18,376[10]
Senior Vice President and	2002	162,500	60,000	—	—	50,000	—	6,250[10]
Chief Financial Officer[9]	2001	—	—	—	—	—	—	—

E. Whitehead Elmore	2003	$340,020	$35,000	$—	$—	18,000	$71,976[5]	$17,001[12]
Executive Vice President[11]	2002	338,850	84,000	—	—	18,000	—	16,943[12]
	2001	330,550	62,000	—	—	53,000[3]	70,350[4]	16,528[12]

William M. Gottwald	2003	$300,000	$45,000	$—	$—	25,000	$71,976[5]	$15,000[13]
Chairman of the Board	2002	262,500	90,000	—	—	25,000	—	13,234[13]
	2001	260,417	58,625[2]	—	—	70,000[3]	70,350[4]	13,021[13]

[1]	Rohr served as President and Chief Operating Officer of the Company through September 30, 2002. Effective October 1, 2002, Rohr became President and Chief Executive Officer of the Company.

[2]	Reflects the value of incentive awards in lieu of cash bonuses in an amount equivalent to 4,000, 5,000 and 2,500 shares of Albemarle common stock granted to Rohr, Floyd D. Gottwald, Jr. and William M. Gottwald, respectively, on January 31, 2002, based on $23.45 per share, the closing market price of Albemarle common stock on that date. The incentive awards vest in equal annual installments over three years commencing January 1, 2003. Upon vesting, 50% of the value of the incentive award, based on the closing market price of Albemarle common stock on the date of vesting, is paid in whole shares of Albemarle common stock and 50% of the value of the incentive award, including any fractional shares, is paid in cash.

[3]	On September 7, 2001 and October 8, 2001, the expiration dates of certain options, originally granted prior to January 1, 2001 pursuant to the 1998 Plan, were extended from seven to 10 years. Under the rules of the Securities and Exchange Commission, the extension of the expiration dates is treated as a cancellation and regrant of the options in the year the expiration date was extended. Certain of the Named Officers are treated as having received the following grants during 2001: Rohr: 225,000 options, of which 100,000 and 25,000 were originally granted in 1999, 50,000 were originally granted in 2000, and 50,000 were granted in 2001; Floyd D. Gottwald, Jr.: 90,000 options, of which 35,000 were originally granted in 1998, 25,000 were originally granted in 1999, and 30,000 were granted in 2001; Elmore: 53,000 options, of which 20,000 were originally granted in 1998, 15,000 were originally granted in 1999, and 18,000 were granted in 2001; and William M. Gottwald: 70,000 options, of which 25,000 were originally granted in 1998, 25,000 were originally granted in 1999, and 20,000 were granted in 2001.

[4]	Reflects the value of performance units awarded at the end of the four-year performance period for performance units granted under the Company’s 1994 Omnibus Stock Incentive Plan (the “1994 Plan”). The valuation date was January 31, 2002, the date of approval by the Executive Compensation Committee of the Board, based on $23.45 per share, the closing price of Albemarle common stock on that date.

[5]	Reflects the value of performance units awarded at the end of the four-year performance period for performance units granted under the Company’s 1998 Incentive Plan (the “1998 Plan”). The valuation date was January 29, 2004, the date of approval by the Executive Compensation Committee of the Board, based on $29.99 per share, the closing price of Albemarle common stock at that date.

[6]	Includes contributions to the Albemarle Savings Plan ($10,000, $10,000 and $8,500) and accruals in the Company’s supplemental executive retirement plan ($20,000, $12,542 and $11,083) for 2003, 2002 and 2001, respectively.

[7]	Floyd D. Gottwald, Jr. served as Chief Executive Officer and Chairman of the Executive Committee of the Company through September 30, 2002. Effective October 1, 2002, Floyd D. Gottwald, Jr. became Vice Chairman of the Board and Chairman of the Executive Committee of the Company.

[8]	Includes accruals in the Company’s supplemental executive retirement plan ($15,000, $26,042 and $24,583) for 2003, 2002 and 2001, respectively.

[9]	Effective June 17, 2002, Rocheleau became Senior Vice President and Chief Financial Officer of the Company.

[10]	Includes accruals in the Albemarle Savings Plan ($9,877 and $6,250) and accruals in the Company’s supplemental executive retirement plan ($8,499 and $0) for 2003 and 2002 respectively.

[11]	Elmore retired from the Company on January 31, 2004.

[12]	Includes contributions to the Albemarle Savings Plan ($9,894, $10,000 and $8,500) and accruals in the Company’s supplemental executive retirement plan ($7,107, $6,943 and $8,028) for 2003, 2002 and 2001, respectively.

[13]	Includes contributions to the Albemarle Savings Plan ($10,000, $10,000 and $8,500) and accruals to the Company’s supplemental executive retirement plan ($5,000, $3,234 and $4,521) for 2003, 2002 and 2001, respectively.

Option/SAR Grants in Last Fiscal Year

The following table presents information concerning grants of stock options and SARs to the Named Officers for the fiscal year ended December 31, 2003. Each of the following options relates to Albemarle common stock and does not include a related SAR.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($)	Expiration Date
					5%($)	10%($)
Mark C. Rohr	75,000	13.30%	$25.83	1/29/13	$1,218,323	$3,087,480

Floyd D. Gottwald, Jr.	25,000	4.43%	$25.83	1/29/13	$406,108	$1,029,160

Paul F. Rocheleau	35,000	6.21%	$25.83	1/29/13	$568,551	$1,440,824

E. Whitehead Elmore	18,000	3.19%	$25.83	1/29/13	$292,397	$740,995

William M. Gottwald	25,000	4.43%	$25.83	1/29/13	$406,108	$1,029,160

[1]	Ten-year option that cliff vests in three years.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table presents information concerning stock options and SAR exercises by the Named Officers and fiscal year-end option/SAR values as of December 31, 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-The-Money Options/SARs at FY-End ($)[3]
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mark C. Rohr	0	$0	87,500[1]	337,500[1]	$1,014,563	$1,788,625

Floyd D. Gottwald, Jr.	0	$0	42,500[1]	152,500[1]	$545,600	$869,525

Paul F. Rocheleau	0	$0	0	85,000[1]	$0	$144,900

E. Whitehead Elmore	0	$0	85,262[2]	81,500[1]	$1,334,051	$451,675

William M. Gottwald	0	$0	132,500[1]	107,500[1]	$1,664,775	$608,425

[1]	Each of these options relates to Albemarle common stock and does not include a tandem SAR.

[2]	Each of these options relates to Albemarle common stock and 59,762 of such options include a tandem SAR.

[3]	These values are based on $29.97 a share, the closing price of Albemarle common stock on the New York Stock Exchange on December 31, 2003.

Equity Compensation Plan Information

The following table presents information as of December 31, 2003 with respect to compensation plans under which shares of Albemarle common stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights[1]	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans[2]
Equity Compensation Plans Approved by Shareholders 1994 Incentive Plan 1998 Incentive Plan 2003 Incentive Plan	1,063,599 2,370,525 50,000	$19.64 23.27 27.45	0[3] 0[4] 2,945,000

Equity Compensation Plans Not Approved by Shareholders[5]	—	—	—
Total	3,484,124	$22.22	2,945,000

[1]	Amounts include 15,837 and 42,150 shares of Albemarle common stock earned at December 31, 2003 under performance unit awards granted under the 1994 and 1998 Plans, respectively. These shares vested and were awarded in January 2004. There are no outstanding warrants or rights.

[2]	Amounts exclude any securities to be issued upon exercise of outstanding options.

[3]	As permitted under the terms of the 1994 Plan, the Company approved an amendment to the 1994 Plan effective December 30, 2002 canceling all authorized shares remaining for future grants or awards.

[4]	As permitted under the terms of the 1998 Plan, the Company approved an amendment to the 1998 Plan effective October 1, 2003 canceling all authorized shares remaining for future grants or awards.

[5]	The Company does not have any equity compensation plans that have not been approved by shareholders.

Retirement Benefits

The following table illustrates, under the Company’s pension plan for salaried employees, the estimated benefits upon retirement at age 65, determined as of December 31, 2003, to persons with specified earnings and years of pension benefit service. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), they will be paid under the Company’s supplemental executive retirement plan (“SERP”). This table includes the amounts that would be payable under the qualified pension plan and the SERP.

Pension Plan Table*

Years of Pension Benefit Service and Estimated Annual Benefits

Final Average Earnings	10	15	20	25	30	35	40	50	60
$300,000	$43,241	$64,862	$86,483	$108,103	$129,724	$151,344	$172,965	$216,206	$259,448
350,000	50,741	76,112	101,483	126,853	152,224	177,594	202,965	253,706	304,448
400,000	58,241	87,362	116,483	145,603	174,724	203,844	232,965	291,206	349,448
450,000	65,741	98,612	131,483	164,353	197,224	230,094	262,965	328,706	394,448
500,000	73,241	109,862	146,483	183,103	219,724	256,344	292,965	366,206	439,448
550,000	80,741	121,112	161,483	201,853	242,224	282,594	322,965	403,706	484,448
600,000	88,241	132,362	176,483	220,603	264,724	308,844	352,965	441,206	529,448
650,000	95,741	143,612	191,483	239,353	287,224	335,094	382,965	478,706	574,448
700,000	103,241	154,862	206,483	258,103	309,724	361,344	412,965	516,206	619,448
750,000	110,741	166,112	221,483	276,853	332,224	387,594	442,965	553,706	664,448
800,000	118,241	177,362	236,483	295,603	354,724	413,844	472,965	591,206	709,448
850,000	125,741	188,612	251,483	314,353	377,224	440,094	502,965	628,706	754,448
900,000	133,241	199,862	266,483	333,103	399,724	466,344	532,965	666,206	799,448
950,000	140,741	211,112	281,483	351,853	422,224	492,594	562,965	703,706	844,448
1,000,000	148,241	222,362	296,483	370,603	444,724	518,844	592,965	741,206	889,448

*	Assumes attainment of age 65 in 2003 and Social Security Covered Compensation of $43,968.

The benefit formula under the pension plan is based on the participant’s final-average earnings, which are defined as the average of the highest three consecutive calendar years’ earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for certain of the executive officers named in the above compensation table as of December 31, 2003 are: Floyd D. Gottwald, Jr., 61; Elmore, 34; William M. Gottwald, 23; Rohr, 5; and Rocheleau, 2. Benefits under the pension plan are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits listed in the above compensation table are not subject to deduction for Social Security or other offset payments. Pension benefits payable to Floyd D. Gottwald, Jr. and William M. Gottwald are offset by benefits payable from the qualified and non-qualified pension plans of Ethyl Corporation (“Ethyl”), based on 53 and 15 years of service with Ethyl, respectively.

Supplemental Executive Retirement Plan

The Company maintains a SERP in the form of a non-qualified pension plan that provides eligible individuals the difference between the benefits they actually accrue under the qualified employee pension and savings plans of the Company and the benefits they would have accrued under such plans but for the maximum benefit and annual addition limitations and the limitation on compensation that may be recognized thereunder under the Code. Certain key employees may be granted additional pension service benefits equal to 4% per annum of the employee’s average pay over his or her last three years multiplied by the number of years of service to the Company (including service with Ethyl) up to 15 years, net of certain other benefits received from the Company (including amounts received under the qualified and non-qualified plans), previous employers, including Ethyl, and Social Security. These benefits have been granted to Rohr. All benefits under the SERP vest upon a Change in Control of the Company, as defined in the SERP.

AGREEMENTS WITH EXECUTIVE OFFICERS

In the event that Rohr’s employment is terminated within the first five years of his employment other than for cause, the Company is obligated to pay Rohr a severance equal to two times his then-current annual compensation, including base salary and annual incentive compensation. In addition, in the event a change in control of the Company were to occur within the first 10 years of Rohr’s employment and one or more of the events described below were to occur within 24 months thereafter, Rohr may elect to resign in which case (a) he will receive an adjusted benefit payable at normal retirement age under the Company’s non-qualified pension plan without offset from other benefits, (b) all vested outstanding options will become exercisable and (c) all restricted stock will become non-forfeitable. The events include (1) a change or diminution of responsibilities or compensation, (2) relocation, (3) a reduction of benefit eligibility or level and (4) failure by a successor company to assume his severance agreement.

Elmore retired on January 31, 2004. He has a two-year agreement to provide consulting services to the Company. Under the terms of the agreement, Elmore received a cash payment of $37,500 on February 1, 2004. He will also receive quarterly cash payments of $37,500 on May 1, August 1, November 1 and February 1 through January 2006. Stock options and performance units granted to Elmore were amended to extend the exercise and/or vesting period of the awards until the expiration date of such grants, notwithstanding Elmore’s retirement, disability or death.

THE EXECUTIVE COMPENSATION COMMITTEE REPORT

This report of the Executive Compensation Committee of the Board of Directors describes the objectives of the Company’s executive compensation program, the various components of the program, and explains the basis of 2003 decisions regarding executive compensation. The Compensation Committee held eight meetings during 2003.

The philosophy and incentive programs that constitute the executive compensation program are outlined below.

Overall Objectives of Executive Compensation Program.    The Compensation Committee’s guiding philosophy is to establish executive compensation policies that are linked to the sustained creation of shareholder value. The following objectives serve as the guiding principles for all compensation decisions:

•	provide a competitive total compensation opportunity that will enable the Company to attract, retain and motivate highly qualified executives;

•	align compensation opportunities with shareholder interests by making the executive compensation program highly sensitive to the Company’s performance, which is defined in terms of long-term profitability and creating shareholder value; and

•	provide a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests.

Compensation Program Components.    The Compensation Committee believes that the total compensation opportunity available to members of management should consist of base salary, annual incentives and long-term incentives with each component geared to the median of the market for all positions in the aggregate. Individuals may be compensated above or below the median of the marketplace based on the Company’s performance and on considerations of individual performance and experience. The Compensation Committee considers all elements of the program when setting compensation levels.

The Compensation Committee periodically meets individually with members of management in order to assess progress toward meeting objectives set by the Board of Directors for both annual and long-term compensation.

The Compensation Committee utilizes compensation surveys to aid in the determination of competitive levels of executive pay. The surveys include companies that are larger and smaller than the Company. Surveys include companies in the chemical business, including, but not limited to, some of the companies included in the S&P 1500 Specialty Chemicals Index and the S&P 1500 Diversified Chemicals Index shown in the performance graph on page 16. The Compensation Committee also utilizes executive compensation information compiled from the proxy statements of other chemical companies. References to the “market” in this report refer to these survey and proxy data.

Base Salaries.    Base salaries are determined in accordance with the responsibilities of each officer, median market data for the position and the officer’s performance. The Compensation Committee considers each of these factors but does not assign a specific value to each factor. Furthermore, a subjective element is acknowledged in evaluating the officer’s overall accountabilities to the extent such may be specific to the Company and the demonstrated capabilities of the individual.

Salaries for some officers for 2003 were maintained at current levels to reflect the increased emphasis on compensation that is tied to the long-term performance of the Company. In addition, with changes in the company’s senior management structure in late 2002, certain officer base salaries were reduced to reflect current accountabilities. Total compensation for the Company’s officers is believed to be generally in line with the median of the market as described above.

Salaries in 2004 have been generally maintained at current levels, with the exception of the members of the Executive Committee, who recommended to the Compensation Committee that each of their base salaries be reduced by at least 10% for 2004. This base salary change was specifically requested to provide leadership as the Company moves its compensation structure to variable pay in 2004, which will create an even stronger tie between achievement of growth in corporate profit and each employee’s compensation. The Compensation Committee has acted on these requests and approved the adjustment of their base salaries for 2004.

Annual Incentives.    The purpose of the annual incentive component is to create a substantial incentive to officers and key employees to maximize shareholder value and to provide a means for recognizing individual contribution to corporate and business unit results.

Key features of the annual incentive program include the following:

•	a primary emphasis on sustained growth in profit;

•	a significant emphasis on the achievement of key strategic objectives related to safety performance, revenue growth, new business development and management of cost;

•	a structured, objective approach to determine awards; and

•	recognition of individual achievement and contribution of participants.

Annual incentive awards are reviewed by the Compensation Committee in conjunction with senior management. Awards are based on an evaluation of the performance, level of responsibility and leadership of the individual in relation to overall corporate results. For 2003, annual incentives were based on the performance of the Company as a whole, performance of the Company’s business units and other financial measures, including return on capital employed. The performance of the Company reflected strong growth in revenue of approximately 9%, including three acquisitions concluded during the year and significant product development success. However, a difficult economic environment, including escalating raw material and energy costs, dampened the growth in net income and the Company did not achieve the challenging goals established at the start of the year. Accordingly annual incentives were awarded at levels below annual targets.

Stock Options and Restricted Awards.    The Compensation Committee believes strongly that equity based awards are an integral part of total compensation for officers and certain key managers with significant responsibility for the long-term results of the Company. Stock options and performance share awards that are tied to corporate performance provide an effective means of delivering incentive compensation and also encourage stock ownership on the part of management.

The 1998 Incentive Plan (and the 2003 Incentive Plan approved by shareholders at the last annual meeting):

•	authorizes the granting of stock options, SARs, performance shares, restricted stock and other incentive awards, all of which may be made subject to the attainment of performance goals established by the Compensation Committee;

•	provides for the enumeration of the business criteria on which an individual’s performance goals are to be based; and

•	establishes the maximum share grants or awards (or, in the case of incentive awards, the maximum compensation) that can be paid to a 1998 Plan participant.

In 2003, incentive awards of stock options were made in accordance with the 1998 Plan. Following adoption of the 2003 Plan by shareholders, all remaining shares authorized for grant under the 1998 Plan but not used were cancelled. The Compensation Committee is considering alternatives to utilizing stock options as the primary long-term incentive vehicle for future grants to executives, in recognition of the changing nature of executive compensation.

Stock Ownership Guidelines.    To further align the interests of members of management with the Company’s shareholders, the Compensation Committee has established stock ownership guidelines that encourage the accumulation and retention of Albemarle common stock. The guidelines call for certain members of management to hold a minimum multiple of base salary in shares of Albemarle common stock by the end of the fifth calendar year of participation in the Company’s Incentive Plans. Participation in the 2003 Plan beyond the fifth calendar year is contingent upon satisfying the applicable guidelines. The current guidelines are as follows:

• CEO	4 x salary
• Other Named Officers	3 x salary
• Other management level employees	1x to 2x (depending upon position level) salary

At the end of 2003, all members of management covered by these guidelines for five years had met their applicable ownership targets. In concert with changes in future long-term incentive awards contemplated above, stock ownership guidelines for officers will be modified in 2004.

Discussion of 2003 Compensation for the Chief Executive Officer.    The Compensation Committee met periodically with the Chief Executive Officer, Mark C. Rohr, interviewed key senior executives and reviewed the performance of the Company as well as that of Mr. Rohr for 2003. Rohr’s base salary was increased significantly during 2003 to reflect his increased responsibility and strong leadership of the Company. For 2003, the Compensation Committee awarded Rohr a bonus of $90,000. This decision was made in recognition of his leadership in focusing management on earnings growth in the face of significant economic challenges and the strength of the Company’s performance and strategic positioning for maximizing long-term shareholder return. The Compensation Committee specifically noted Rohr’s leadership as reflected in the continued strong relative performance of the Company. The Compensation Committee awarded Rohr 75,000 stock options, as reflected in tables on pages 9 and 10, to provide performance based incentive commensurate with his contribution to the Company’s success. As a member of the Executive Committee electing to receive a reduced salary in 2004, Mr. Rohr’s salary will be decreased by 10%.

Deductibility of Compensation.    The Compensation Committee has carefully considered Section 162(m) of the Internal Revenue Code, which provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Company’s executive officers. The Compensation Committee intends, except in special circumstances, that grants of options, awards of performance shares, restricted stock and other incentive awards under the 2003 Plan will comply with the requirements of Section 162(m).

THE EXECUTIVE COMPENSATION COMMITTEE

Richard L. Morrill, Chairman Seymour S. Preston III John Sherman, Jr. Anne M. Whittemore

January 30, 2004

PERFORMANCE GRAPH

Cumulative Total Shareholder Return*

Performance through December 31, 2003

Date	Albemarle	S&P 500 Companies	S&P 1500 Specialty Chemicals (excluding Albemarle)	S&P 1500 Diversified Chemicals
12/31/98	$100.00	$100.00	$100.00	$100.00
12/31/99	82.36	121.01	103.67	126.70
12/31/00	108.54	109.99	97.50	103.80
12/31/01	107.77	96.98	103.89	98.79
12/31/02	130.25	75.59	103.23	95.98
12/31/03	140.07	97.24	124.01	120.90

The S&P 1500 Specialty Chemicals Index includes the following companies: A. Schulman, Inc., Arch Chemicals, Inc., Cambrex Corporation, Crompton Corporation, Cytec Industries Inc., Ecolab Inc., Ferro Corporation, H.B. Fuller Company, Great Lakes Chemical Corporation, International Flavors & Fragrances Inc., The Lubrizol Corporation, MacDermid, Incorporated, Material Sciences Corporation, Minerals Technologies Inc., OM Group, Inc., OMNOVA Solutions Inc., Polyone Corporation, Quaker Chemical Corporation, Rohm and Haas Company, RPM International Inc., Sensient Technologies Corporation, Sigma-Aldrich Corporation and The Valspar Corporation. The S&P 1500 Diversified Chemicals Index includes the following companies: Cabot Corporation, The Dow Chemical Company, E.I. duPont de Nemours and Company, Eastman Chemical Company, Engelhard Corporation, FMC Corporation, Hercules Incorporated, Olin Corporation, Penford Corporation and PPG Industries, Inc.

THE AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee approves the selection of the Company’s independent accountants.

Management is responsible for the Company’s disclosure controls, internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit Committee has met privately with management, the internal auditors and PricewaterhouseCoopers LLP, the Company’s independent accountants, all of whom have unrestricted access to the Committee.

The Audit Committee has discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards), including the scope of the auditor’s responsibilities, significant accounting adjustments and any disagreements with management.

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers relating to the independence of that firm as required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers that firm’s independence from the Company.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers. Based on this review and these discussions, the representation of management that the consolidated financial statements were prepared in accordance with generally accepted accounting principles and the report of PricewaterhouseCoopers to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2003 to be filed with the Securities and Exchange Commission.

The Audit Committee also reviews with management and the independent accountants the results of the independent accountants’ review of the unaudited financial statements that are included in the Company’s quarterly reports on Form 10-Q.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the provision of audit services and permitted non-audit services by the Company’s independent accountants. The Company’s chief financial officer has primary responsibility to the Audit Committee for administration and enforcement of this policy and for reporting non-compliance. Under the policy the chief financial officer is responsible for presenting to the Audit Committee an annual budget and plan for audit services and for any proposed audit-related, tax or other non-audit services to be performed by the independent accountants. The presentation must be in sufficient detail to define clearly the services included. Any services included within the budget and plan that the Audit Committee approves require no further Committee approval for that budget year. All other audit and permissible non-audit engagements of the independent accountants must be approved in advance by the Audit Committee. The pre-approval requirements do not prohibit the delivery of permissible non-audit services that were not recognized as non-audit services at the time of the engagement so long as (i) all such services are less than 5% of revenues paid to the independent accountants for the fiscal year and (ii) the services are approved by the Audit Committee prior to completion of the audit.

Fees Billed by PricewaterhouseCoopers

The Audit Committee reviews the fees charged by the Company’s independent accountants. During the fiscal years ended December 31, 2003 and December 31, 2002, PricewaterhouseCoopers billed the Company the fees set forth below in connection with services rendered by that firm to the Company.

	2003	2002
Audit Fees	$949,000	$1,073,000
Audit-Related Fees	228,000	449,000
Tax Fees	1,074,000	1,502,000
All Other Fees	56,000	60,000
Total fees	$2,307,000	$3,084,000

Audit Fees.    Audit fees include professional services rendered by PricewaterhouseCoopers for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees.    Audit-related fees includes reviews of the Company’s employee benefit plans, due diligence related to mergers and acquisitions, audits in connection with acquisitions, internal control reviews, and consultation on financial accounting and reporting standards. For both 2003 and 2002, amounts billed to Albemarle were primarily for employee benefit plan reviews and for due diligence and audits related to mergers and acquisitions.

Tax Fees.    Tax fees include original and amended tax returns, studies supporting tax return amounts as may be required by Internal Revenue Service regulations, claims for refunds, assistance with tax audits and other work directly affecting or supporting the payment of taxes (“compliance”), and planning, research and advice supporting the Company’s efforts to maximize the tax efficiency of its operations (“planning”). For the fiscal years ended December 31, 2003 and December 31, 2002, payments for compliance totaled $1,006,000 and $1,032,000, respectively, and payments for planning were $68,000 and $470,000, respectively.

All Other Fees.    This category includes minor ministerial duties related to statutory filings in foreign countries in 2003 and 2002, and “Best Practices” software license fees in 2003.

THE AUDIT COMMITTEE

John Sherman, Jr., Chairman

Seymour S. Preston III

Charles E. Stewart

January 30, 2004

RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP, certified public accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2004. A representative of PricewaterhouseCoopers is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

PricewaterhouseCoopers’ principal function is to audit the consolidated financial statements of the Company and its subsidiaries and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in the Company’s quarterly reports.

The Board and Audit Committee recommend that shareholders vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004.

Appointment of the Company’s independent auditors is not required to be submitted to a vote of the shareholders of the Company for ratification. Under the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the Company’s independent auditors.

SHAREHOLDER PROPOSALS

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2005 annual meeting of shareholders must present such proposal to the Company’s Secretary at the Company’s principal office at 330 South Fourth Street, Richmond, Virginia 23219 not later than October 29, 2004, in order for the proposal to be considered for inclusion in the Company’s proxy statement. The Company anticipates holding the 2005 annual meeting on March 24, 2005.

The Company’s bylaws provide that a shareholder of the Company entitled to vote for the election of directors may nominate persons for election to the Board by delivering written notice to the Secretary of the Company. With respect to an election to be held at an annual meeting of shareholders, such notice generally must be delivered not later than the close of business on the ninetieth day nor earlier than the close of business on the one-hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be delivered not earlier than the close of business on the one-hundred twentieth day prior to such special meeting, and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting.

The shareholder’s notice must include

•	as to each person whom the shareholder proposes to nominate for election as a director:

•	all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

•	the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner;

•	the class and number of shares of capital stock of the Company that are owned beneficially and of record by such shareholder and such beneficial owner;

•	a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

•	a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such nomination.

Because the 2004 annual meeting is to be held on March 31, 2004, the Secretary of the Company must receive written notice of a shareholder proposal to be acted upon at the 2005 annual meeting not later than the close of business on January 1, 2005 nor earlier than the close of business on December 2, 2004.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain:

•	as to each matter:

•	a brief description of the business desired to be brought before the meeting,

•	the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Company, the language of the proposed amendment),

•	the reasons for conducting such business at the meeting and

•	any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above with respect to the shareholder proposing such business.

The requirements found in the Company’s bylaws are separate from and in addition to the requirements of the Securities and Exchange Commission that a shareholder must meet to have a proposal included in the Company’s proxy statement.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

Electronic Access of Proxy Materials and Annual Reports

This proxy statement and the Company’s Annual Report on Form 10-K are available on the Company’s Internet website at http://www.albemarle.com. Shareholders can elect to access future proxy soliciting materials, including notices to shareholders of annual meetings and proxy statements, and annual reports over the Internet instead of receiving paper copies in the mail. Providing these documents over the Internet will reduce the Company’s printing and postage costs and the number of paper documents shareholders would otherwise receive. The Company will notify shareholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying the Company otherwise at Albemarle Corporation, 330 South Fourth Street, Richmond, Virginia 23219, Attention: Corporate Secretary. Shareholders of record can choose this option by marking the appropriate oval on the proxy card included with this proxy statement. Beneficial owners whose shares are held in street name should refer to the information provided by the institution that holds such beneficial owner’s shares and follow the instructions on such form for instructions on how to elect to view future proxy statements and annual reports over the Internet, if this option is provided by such institution. Paper copies of these documents may be requested by writing the Company at Investor Relations, Albemarle Corporation, 330 South Fourth Street, Richmond, Virginia 23219 or by telephoning (804) 788-6091.

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the Annual Report on Form 10-K by contacting the Company’s investor relations department as described above.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth in this proxy statement. However, if any other matters properly come before the meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

Luther C. Kissam, IV, Secretary

Annex A

November 19, 2003

ALBEMARLE CORPORATION

Audit Committee Charter

I.	Introduction and Purpose

A.	The Board of Directors of Albemarle Corporation (the “Company”) has constituted an Audit Committee which shall have responsibility for assisting the Board of Directors in its oversight of:

1.	the reliability and integrity of the Company’s financial statements;

2.	effective management of the Company’s financial risks;

3.	the Company’s compliance with laws and regulations;

4.	the independent auditor’s qualifications and independence; and

5.	the performance of the Company’s independent auditor and internal audit function.

B.	The Audit Committee shall prepare the report of the Committee required by the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual Proxy Statement.

II.	Responsibilities

A.	Selection and Retention of Independent Auditor

The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (subject to shareholder ratification at the annual shareholder meeting).

The Audit Committee shall have sole authority to approve all audit and permissible non-audit engagements, including fees and terms, with the independent auditor and shall establish policies and procedures for the engagement of the independent auditor to provide permissible non-audit services.

The independent auditor must report directly to the Audit Committee and shall be accountable to the Board of Directors through the Audit Committee.

B.	The Reliability and Integrity of the Company’s Financial Statements

The Audit Committee shall:

1.	review and discuss with Management and the independent auditor major issues regarding accounting principles and financial statement presentation;

2.	review and discuss major issues as to the adequacy of the Company’s internal control over financial reporting and any special audit steps adopted in light of material control deficiencies;

3.	review and discuss analyses prepared by Management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

4.	consider and approve, when appropriate, any significant changes in the Company’s accounting and auditing policies;

5.	review and discuss any accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports;

6.

review and discuss with Management and the independent auditor the Company’s annual and quarterly financial statements and drafts of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q

including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

7.	review, quarterly, a letter as contemplated by the American Institute of Certified Public Accountants (“AICPA”) in Statement on Auditing Standards No. 71;

8.	discuss with the independent auditor and Management business, financial or legal issues that may significantly impact the Company’s financial statements and internal control over financial reporting;

9.	satisfy itself as regards the integrity and prudence of the Company’s internal control systems, including periodic review of policies and/or practices;

10.	review the Company’s accounting policies and practices in the light of the requirements of the Financial Accounting Standards Board (“FASB”), the SEC, the Public Company Accounting Oversight Board (“PCAOB”) and the AICPA;

11.	discuss with Management the type of information to be disclosed in earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, giving attention to any use of “pro forma”, “adjusted” or “non-GAAP financial measures” or information;

12.	discuss with Management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements; and

13.	perform or undertake on behalf of the Board any such other tasks or actions as the Board may from time to time authorize.

C.	Effective Management of the Company’s Financial Risks

The Audit Committee shall:

1.	be aware of the current areas of greatest risk to the Company and shall discuss policies and guidelines to govern the process by which Management is effectively assessing and managing those risks;

2.	satisfy itself that effective systems of accounting and internal control over financial reporting are established and maintained to manage financial risk; and

3.	make the Board of Directors aware of any matters that have come to its attention that may significantly impact the financial condition or affairs of the Company, and help assess the related risks and planned actions to manage those risks.

D.	The Company’s Compliance with Laws and Regulations

The Audit Committee shall establish procedures for:

1.	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

2.	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The	General Counsel and Management shall periodically report to the Committee regarding:

1.	any significant changes in the various rules, regulations and laws which relate generally to the Company’s business operations and the Company’s compliance with such rules, regulations and laws; and

2.	developments in the law relating to the responsibilities and liabilities of Directors.

E.	The Independent Auditor’s Qualifications and Independence

The Audit Committee shall:

1.	obtain and review, at least annually, a report by the independent auditor:

a.	describing the firm’s internal quality control procedures;

b.	identifying any material issues raised by the most recent internal quality control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits by the firm, and any steps taken to deal with any such issues; and

c.	delineating all relationships between the independent auditor and the Company, including audit and non-audit assignments and any fees and other compensation paid to the independent auditor;

2.	evaluate the qualifications, experience, performance and independence of the senior members of the independent auditor team, including that of the independent auditor’s lead and concurring partners, taking into consideration the opinions of Management and the internal auditors and present its conclusions with respect to such evaluations to the Board of Directors;

3.	assure the regular rotation of the lead and concurring audit partners as required by law, and consider whether there should be regular rotation of the independent auditing firm itself, in order to assure continuing independence of the independent auditor;

4.	consider whether the independent auditor’s performance of permissible non-audit services is compatible with the auditor’s independence; and

5.	set clear hiring policies with respect to any current or former employees of the independent auditor.

F.	The Performance of the Company’s Independent Auditor and Internal Audit Function

The Audit Committee shall:

1.	with respect to each fiscal year:

a.	meet with the independent auditor, the internal auditors and the senior management to review the scope, fees, staffing, timing, and methodology of the proposed audits for such fiscal year; and

b.	discuss with the independent auditor the internal audit department’s responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal audit;

2.	review with the Company’s independent auditor any significant difficulties encountered during the course of the audit, including:

a.	any significant disagreements with Management;

b.	any restrictions on the scope of work or access to required information;

c.	any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise);

d.	any “management” or “internal control” letters issued, or proposed to be issued, by the audit firm to the Company; and

e.	any discussions with the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and

3.	receive regular reports from the independent auditor and the internal auditors on the underlying process and status of their audits and any findings or preliminary conclusions that have been reached.

III.	Composition of the Audit Committee

The Audit Committee shall be composed of at least three directors, each of whom shall be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment (or, if any new member of the Committee at the time of his or her appointment is not then financially literate, such member shall become so within a reasonable period of time thereafter). In addition, at least one member of the Committee, preferably the Chairman of the Committee, shall have accounting or related financial management expertise, as such qualification is interpreted by the Board of Directors in its business judgment. Furthermore, the composition of the Committee shall satisfy the independence requirements of the SEC and the NYSE within the time requirements established by the SEC and the NYSE, all as determined by the Board of Directors. Director retainer and meeting fees shall be the only compensation that Committee members may receive from the Company. No member of the Committee may own directly or indirectly more than twenty percent of the Company’s common stock. No member of the Audit Committee may serve on the audit committee of more than three public companies.

IV.	Administration of the Committee

Regular meetings of the Audit Committee shall be held at least four times per year. The Audit Committee shall meet separately, as often as may be deemed necessary or appropriate in its judgment with the Company’s Management, internal auditors and independent auditor. Special meetings of the Audit Committee may be convened by the Chairman or a majority of the Committee members. The internal auditors or the independent auditor may request a meeting if they consider that one is necessary. The Audit Committee may form subcommittees and delegate authority to subcommittees when appropriate.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee shall have the authority to retain and compensate such advisors without seeking further approval and shall receive appropriate funding, as determined by the Audit Committee, from the Company to compensate such advisors and the independent auditor and for payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors to assist the Committee in the conduct of any investigation.

A.	Board Reporting

The Chairman of the Audit Committee shall report the results of each Audit Committee meeting at the next regular meeting of the Board of Directors, and shall review with the Board of Directors any issues that arise with respect to the items listed in I.A.1 through I.A.5 above.

B.	Other Matters

Each year the Chairman of the Committee shall discuss the Committee’s performance with each Committee member, following which discussions the Chairman shall lead the Committee in a review of its performance. The annual evaluation shall include a review of the Committee’s charter.

The Committee shall cause to be provided to the NYSE appropriate written confirmation of any of the foregoing matters as the NYSE may from time to time require.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

NOW AVAILABLE

Albemarle Corporation (the “Company”) provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Company’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Company that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents.

To give your consent, mark the appropriate oval located on the attached card.

FOLD AND DETACH HERE

ALBEMARLE CORPORATION

Richmond, Virginia

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 31, 2004

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Floyd D. Gottwald, Jr., Seymour S. Preston III and William M. Gottwald, or any of them, with full power of substitution in each, proxies to vote all shares of the undersigned in Albemarle Corporation, at the annual meeting of shareholders to be held March 31, 2004, and at any and all adjournments or postponements thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees and FOR Proposal 2 and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any and all adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT!

(Continued and to be signed on the reverse side.)

ALBEMARLE CORPORATION

PLEASE MARK VOTE IN OVALS USING DARK INK ONLY.

1.	Election of Directors

☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT

Nominees: Mark C. Rohr, Lloyd B. Andrew, Charles E. Stewart, William M. Gottwald, Seymour S. Preston III, John Sherman, Jr., Floyd D. Gottwald, Jr., Richard L. Morrill, Anne Marie Whittemore and John D. Gottwald.

INSTRUCTION: To withhold authority to vote for any such nominee(s), write the name(s) of the nominee(s) on the line provided below:

2.	The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors for the Company for the fiscal year ending December 31, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Until contrary notice is given to the Company, I consent to access all future proxy statements and annual reports issued by the Company over the Internet. ☐
Dated , 2004

Signature

Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give full title.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.